As filed with the Securities and Exchange Commission on October 21, 2005

Registration No. 333-129014

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Teton Energy Corporation
(Exact name of Registrant as specified in its charter)

Delaware	84-1482290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

410 Seventeenth Street, Suite 1850
Denver, CO 80202
(303) 565-4600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Karl F. Arleth
President and Chief Executive Officer
Teton Energy Corporation
410 Seventeenth Street, Suite 1850
Denver, CO 80202
(303) 565-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Danovitch, Esq.
Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
(212) 752-9700

EXPLANATORY NOTE

Teton Energy Corporation (the “Company”) has previously filed a registration statement pursuant to the requirements of Form S-8 under the Securities Act of 1933, as amended, to register the issuance of shares of Common Stock to employees underlying options pursuant to the Company’s 2003 Employee Stock Compensation Plan.

Under cover of this Post-Effective Amendment No. 1 to Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Pursuant to General Instruction C to Form S-8, this reoffer prospectus may be used for reofferings and resales of shares of Common Stock acquired by employees, former employees and certain transferees thereof.

Teton Energy Corporation

Common Stock

This prospectus relates to the reoffer and resale of shares of common stock that have been or may in the future be acquired pursuant to the 2003 Employee Stock Compensation Plan of Teton Energy Corporation (the “Company”) by certain of our employees, including our officers and directors. The plan provides for the granting of options and other awards to employees and directors of the Company. A total of 3,000,000 shares of common stock were originally subject to the plan, of which 2,875,334 were registered under the form S-8. We will not receive any proceeds from these sales.

The selling stockholders described in this prospectus may reoffer and resell the shares from time to time. The shares may be offered at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The common stock is traded on the American Stock Exchange under the symbol “TEC.” On October 20, 2005, the last reported sale price of the common stock on the American Stock Exchange was $5.80.

See “Risk Factors” on pages 8 to 11 for factors that should be considered before investing in the common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 21, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements, pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement, pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

TABLE OF CONTENTS

Where You Can Find More Information	1

Forward-Looking Statements	1

About Teton Energy Corporation	2

Risk Factors	8

Use of Proceeds	11

Selling Stockholders	11

Plan of Distribution	13

Legal Matters	14

Experts	14

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we have filed with the SEC relating to the Company’s common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

(1)	The Company’s Annual Report on Form 10-K/A for the Year Ended December 31, 2004.

(2)	The Company’s Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2005 and June 30, 2005.

(3)
All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to in (a) above, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 2.02 or Item 7.01 thereof.

(4)
The description of the Company’s Common Stock set forth in the Company’s registration statement on Form 8A, filed with the Commission on June 8, 2005 (File No. 001-31679), and any amendment or report filed for the purpose of updating such descriptions.

All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Teton Energy Corporation
410 Seventeenth Street, Suite 1850
Denver, Colorado 80202-4444
Attn: Ms. Gillian Kane
(303) 565-4600
FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;
•	identified drilling locations;
•	exploration and development drilling prospects, inventories, projects and programs;
•	natural gas and oil reserves;
•	ability to obtain permits and governmental approvals;
•	technology;
•	financial strategy;
•	realized oil and natural gas prices;
•	productions;
•	lease operating expenses, general and administrative costs and funding and development costs;
•	future operating results; and
•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements.  These forward-looking statements may be found in the “Prospectus Summary”, “Risk Factors”, “Business”, and other sections of the prospectus.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target”, “seek”, “objective”, or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are based largely on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate.  All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the “Risk Factors” section and elsewhere in this prospectus.  All forward-looking statements speak only as of the date of this prospectus.  We do not intend publicly to update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ABOUT TETON ENERGY CORPORATION

Background

On June 28, 2005, the Company, after approval from the shareholders, changed its name from Teton Petroleum Company to Teton Energy Corporation.

The Company is an independent energy company engaged primarily in the development, production and marketing of natural gas and oil in North America.  We intend to increase shareholder value by profitably growing reserves and production, primarily through drilling operations.  We seek high-quality exploration and development projects with potential for providing long-term drilling inventories that generate high returns.

The Company’s current operations are focused in the Rocky Mountain Region of the United States.  From its inception until 2004, the Company was primarily engaged in oil and gas exploration, development, and production in Western Siberia, Russia.  In July 2004, the Company’s shareholders voted to sell its Russian operations to the Company’s Russian partner. The sale, which was effective as of July 1, 2004 resulted in our reporting a gain of $13,087,000. The purchase price for our 35.30% interest in Goloil was $8,960,000 in cash, which was received during August 2004.  Goloil also repaid advances made by the Company to Goloil totaling $6,040,000.  The advances were made to Goloil by the Company to finance our 50% share of Goloil’s capital expenditures and bore interest at the rate of 8% per annum.  The gross proceeds of the two transactions to the Company totaled $15,000,000.

Beginning in July 2004 the Company has actively pursued opportunities in North America and abroad in order to redeploy the cash generated in the sale of its Goloil asset. The Company signed a binding Letter of Intent on December 17, 2004 and subsequently entered into a formal Purchase and Sale Agreement on January 10, 2005 with Apollo Energy, LLC and ATEC Energy Ventures, LLC to acquire certain undeveloped acreage in the Eastern Denver-Julesburg basin (“DJ Basin”) located in Western Nebraska. During the second quarter of 2005 the Company closed, in three different tranches, on leasehold interests covering over 186,000 acres.  The properties carry a net revenue interest of approximately 82.3%.

The total purchase price paid for the acres was $2,890,744 in cash plus 412,962 in unregistered shares of common stock, valued at $631,000 and warrants to purchase 206,481 shares of common stock, exercisable at $1.75 per share for a period of three years with a fair value, using Black Scholes of $162,000 assuming a volatility of 82%, a risk free interest rate of 3.21% and $0 dividends.

On February 15, 2005, the Company signed a membership interest purchase agreement with PGR Partners, LLC (“PGR”) whereby the Company acquired 25% of the membership interest in Piceance Gas Resources, LLC, a Colorado limited liability company (“Piceance LLC”). Piceance LLC owns certain oil and gas rights and leasehold assets covering approximately 6,300 acres in the Piceance Basin in Western Colorado. The properties owned by Piceance LLC carry a net revenue interest of 78.75%.

The purchase price for the membership interest in Piceance LLC was $5.25 million in cash, the issuance of 450,000 unregistered shares of the Company’s common stock, which had a fair market value of $837,000, and the issuance of warrants to purchase 200,000 shares of our common stock, exercisable for a period of five years at an exercise price of $2.00 per share. Assuming a volatility of 85%, a risk free interest rate of 3.71% and $0 dividends, the warrants had a fair value, using the Black Scholes method of valuation, of $252,000 at the date of issuance.

Recent Events

The Company is actively evaluating the hydrocarbon potential on its DJ Basin acreage by acquiring and reprocessing existing 2D seismic lines.  The Company’s plans include drilling five exploratory wells in 2006.  The Company is continuing to evaluate operational options in order to mitigate exploration risk with respect to the DJ Basin acreage.

As of October 7, 2005, Piceance LLC has drilled two wells, each of which are currently producing 1.4mmcf per day (gross).  Production from both wells continues to be constrained.  Both wells have been flowing to gas sales lines since July 28, 2005.  Piceance LLC commenced drilling the next well, the Chevron 34B-13, on September 25, 2005, and the Chevron 6-43D on October 10, 2005. These two wells are the third and fourth wells of an eight-well program.

On October 6, 2005, in connection with H. Howard Cooper’s resignation as a director of the Company, Mr. H. Howard Cooper’s existing consulting agreement with the Company was replaced with a severance agreement.  The severance agreement provides that Mr. Cooper will receive a severance benefit equal to one-year’s salary ($200,000), paid monthly.  This severance benefit will end on the earlier of September 30, 2006, or upon Mr. Cooper’s accepting reasonably equivalent employment with another company during the severance period, or in the event Mr. Cooper is in material breach with the terms of the severance agreement, or in the event that the Company’s board unanimously adopts a resolution that he is in material breach of this agreement.  The severance agreement also grants Mr. Cooper certain rights with respect to the registration of shares underlying certain options or warrants held by Mr. Cooper pursuant to various compensation programs.  The severance agreement also contains certain restrictions on Mr. Cooper’s ability to sell shares held by him in order to protect the price of the Company’s stock.

On September 23, 2005, the Company notified holders of its Series A Preferred Stock and its Series B Preferred stock (together the “Preferred Stock”) regarding the Company’s right to convert the Preferred Stock into the Company’s Common Stock as provided in the respective certificates of designation once the Company’s common stock had averaged $6.00 per share for a period of 30 days.  This automatic conversion was effective as of September 30, 2005.

On September 22, 2005, the Company’s board of directors appointed William K. White to the Company’s board of directors effective immediately.  Mr. White will serve on the Audit Committee and Compensation Committee of the Company’s board of directors.

Business Strategy

The Company’s objective is to expand its natural gas and oil reserves, production and revenues through a strategy that includes the following key elements:

Initiate drilling operations.  With the acquisition of the Piceance acreage, the Company has commenced drilling operations beginning in the second quarter of 2005.  Piceance LLC’s business plan for 2005 includes drilling a minimum of eight wells, two of which have been successfully drilled and two of which are currently being drilled. Piceance LLC is the operator of record in our Piceance Basin Project, with Orion Energy Partners, which owns a 50% interest in Piceance LLC and acts as a contract operator.  Teton owns a 25% interest in Piceance LLC and Delta Petroleum owns the remaining 25%.  Teton may operate in other areas.  The Company understands that there is significant competition for the acquisition of producing properties and therefore growing the Company through drilling opportunities is essential.

Acquire producing properties.  The Company’s acquisition efforts are also focused on properties that fit well within existing operations or in areas where the Company is establishing new operations or where it believes that a base of existing production will produce an adequate foundation for economies of scale necessary to grow a business within a geography or business segment.

Make core area acquisitions.  The Company and its key executives have operated both within the United States and internationally.  The Company believes that its international experience provides it with a significant competitive edge relative to similarly situated organizations that tend to remain localized in their operations and focus.  The Company believes that geographic diversification provides the ultimate hedge to being able operate an energy concern during the peaks and troughs of the energy business cycle.

Reduce risks inherent in oil and natural gas development and marketing.  An integral part of the Company’s strategy has been and will continue to be to concentrate on development drilling and/or the drilling of extensional step out wells that are inherently less risky than drilling new field wildcat wells in frontier basins.

Pursuit of selective complementary acquisitions.  We seek to acquire long-lived producing properties with a high degree of operating control, or operators that are known to be competent in the area,  that contain opportunities to profitably increase natural gas and crude oil reserves booked by the Company.

Our 2005 strategy is to focus on a disciplined approach to investment that balances our drilling effort between exploration opportunities, along with the complimentary acquisition of producing properties.

Governmental Regulation

The Company’s business and the oil and natural gas industry in general are heavily regulated.  The availability of a ready market for natural gas production depends on several factors beyond the Company’s control.  These factors include regulation of natural gas production, federal and state regulations governing environmental quality and pollution control, the amount of natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels.  State and federal regulations generally are intended to prevent waste of natural gas, protect rights to produce natural gas between owners in a common reservoir and control contamination of the environment.  Pipelines are subject to the jurisdiction of various federal, state, and local agencies.

The Company believes that it is in substantial compliance with such statutes, rules, regulations and governmental orders, although there can be no assurance that this is or will remain the case.  Failure to comply with such laws and regulations can result in substantial penalties.  The regulatory burden on the industry increases our cost of doing business and affects our profitability.  Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted so we are unable to predict the future cost or impact of complying with such laws and regulations.

The following discussion of the regulation of the United States natural gas industry is not intended to constitute a complete discussion of the various statutes, rules, regulations and environmental orders to which the Company’s operations may be subject.

Regulation of Oil and Natural Gas Exploration and Production

The Company’s oil and natural gas operations are subject to various types of regulation at the federal, state and local levels.  Prior to commencing drilling activities for a well, the Company  (or its operating subsidiaries, operating entities or operating partners) must procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies in the state in which the area to be drilled is located.  Such permits and approvals include those for the drilling of wells, and such regulation includes maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. The Company’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases.  In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws may establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production.

The effect of these regulations may limit the amount of oil and natural gas the Company can produce from its wells and may limit the number of wells or the locations at which the Company can drill.  The regulatory burden on the oil and natural gas industry increases the Company’s costs of doing business and, consequently, affects its profitability.  Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

Natural Gas Marketing, Gathering, and Transportation

Federal legislation and regulatory controls have historically affected the price of the natural gas and the manner in which production is transported and marketed.  Under the Natural Gas Act of 1938, the Federal Energy Regulatory Commission (“FERC”) regulates the interstate sale for resale of natural gas and the transportation of natural gas in interstate commerce, although facilities used in the production or gathering of natural gas in interstate commerce are generally exempted from FERC jurisdiction. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated natural gas prices for all “first sales” of natural gas, which definition covers all sales of our own production.  In addition, as part of the broad industry restructuring initiatives described below, FERC has granted to all producers such as us a “blanket certificate of public convenience and necessity” authorizing the sale of gas for resale without further FERC approvals.  As a result, all natural gas that we produce in the future may now be sold at market prices, subject to the terms of any private contracts that may be in effect.

Natural gas sales prices nevertheless continue to be affected by intrastate and interstate gas transportation regulation, because the prices that companies such as ours receive for our production are affected by the cost of transporting the gas to the consuming market.  Through a series of comprehensive rulemakings, beginning with Order No. 436 in 1985 and continuing through Order No. 636 in 1992 and Order No. 637 in 2000, FERC has adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes were intended by FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of gas to the primary role of gas transporters, and by increasing the transparency of pricing for pipeline services. FERC has also developed rules governing the relationship of the pipelines with their marketing affiliates, and implemented standards relating to the use of electronic data exchange by the pipelines to make transportation information available on a timely basis and to enable transactions to occur on a purely electronic basis.

In light of these statutory and regulatory changes, most pipelines have divested their gas sales functions to marketing affiliates, which operate separately from the transporter and in direct competition with all other merchants, and most pipelines have also implemented the large-scale divestiture of their gas gathering facilities to affiliated or non-affiliated companies. Interstate pipelines thus now generally provide unbundled, open and nondiscriminatory transportation and transportation-related services to producers, gas marketing companies, local distribution companies, industrial end users and other customers seeking such services. Sellers and buyers of gas have gained direct access to the particular pipeline services they need, and are better able to conduct business with a larger number of counterparties.

Environmental Regulations

The Company’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the natural gas industry in general, the business and prospects of the Company could be adversely affected.

The nature of the Company’s business operations results in the generation of wastes that may be subject to the Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes.  The U.S. Environmental Protection Agency (“EPA”) and various state agencies have limited the approved methods of disposal for certain hazardous and nonhazardous wastes. Furthermore, certain wastes generated by the Company’s operations that are currently exempt from treatment as “hazardous wastes” may in the future be designated as “hazardous wastes,” and therefore be subject to more rigorous and costly operating and disposal requirements.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the present or past owners or operators of the disposal site or sites where the release occurred and the companies that transported or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies.  It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damages allegedly caused by the release of hazardous substances or other pollutants into the environment.  Furthermore, although petroleum, including natural gas and crude oil, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as “hazardous substances” under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA.  State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have adverse impacts on our business.

In August 2005, the Energy Policy Act of 2005 was enacted (the “Energy Act”).  The Energy Act contains certain provisions that facilitate oil and gas leasing and permitting on Federal lands.  The Energy Act also provides for certain incentives for oil and gas productions.

Stricter standards in environmental legislation may be imposed on the industry in the future.  For instance, legislation has been proposed in Congress from time to time that would reclassify certain exploration and production wastes as “hazardous wastes” and make the reclassified wastes subject to more stringent handling, disposal and clean-up restrictions.  If such legislation were to be enacted, it could have a significant impact on our operating costs, as well as on the industry in general.  Compliance with environmental requirements generally could have a materially adverse effect upon our capital expenditures, earnings or competitive position.

The Company’s operations may be subject to the Clean Air Act (“CAA”) and comparable state and local requirements.  Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company.  The EPA and states have been developing regulations to implement these requirements.  The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues.

The Federal Water Pollution Control Act (“FWPCA” or “Clean Water Act”) and resulting regulations, which are implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States.  Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies.  However, regulatory agencies could require us to cease construction or operation of certain facilities that are the source of water discharges.

Our operations are subject to local, state and federal laws and regulations to control emissions from sources of air pollution.  Payment of fines and correction of any identified deficiencies generally resolve penalties for failure to comply strictly with air regulations or permits.  Regulatory agencies could also require us to cease construction or operation of certain facilities that are air emission sources.  We believe that we substantially comply with the emission standards under local, state, and federal laws and regulations.

Operating Hazards and Insurance

The Company’s exploration and production operations include a variety of operating risks, including the risk of fire, explosions, blowouts, craterings, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as gas leaks, ruptures and discharges of toxic gas, the occurrence of any of which could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.  The Company’s pipeline, gathering, and distribution operations are subject to the many hazards inherent in the natural gas industry.  These hazards include damage to wells, pipelines and other related equipment, and surrounding properties caused by hurricanes, floods, fires and other acts of God, inadvertent damage from construction equipment, leakage of natural gas and other hydrocarbons, fires and explosions and other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

Any significant problems related to its facilities could adversely affect the Company’s ability to conduct its operations.  In accordance with customary industry practice, the Company maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability.  The occurrence of a significant event not fully insured against could materially adversely affect the Company’s operations and financial condition.  The Company cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all.

Our principal executive offices are located at 410 Seventeenth Street, Suite 1850.  Our main telephone number is (303) 565-4600.  We maintain a website at www.teton-energy.com.  Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our shares as offered in this prospectus involves a high degree of risk. The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. You should carefully consider the risks described below, together with the other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus, before making an investment decision. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.

Risks Related to our Business

We have incurred significant losses. We expect future losses and we may never become profitable.

We have incurred significant losses in the past. The Company incurred net losses from continuing operations for the years ended December 31, 2004, 2003 and 2002 of $5,193,281, $4,036,164 and $10,191,307, respectively. In addition, we had an accumulated deficit of $20,467,277 at December 31, 2004. Net loss for the six months ending June 30, 2005 was $2,300,200, resulting in an accumulated deficit of $22,767,477 at June 30, 2005. We may fail to achieve significant revenues or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

If we are unable to obtain additional funding our business operations will be harmed.

We believe that our current cash position will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2005 but anticipate a funding shortfall by mid-year 2006.  Although we may receive approximately $25,976,417 from the exercise of warrants that are currently outstanding, the Company has no way of estimating the ultimate amount that it will receive from the exercise of those warrants.  Also, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy.

Our business depends on the level of activity in the oil and gas industry, which is significantly affected by volatile energy prices.

Our business depends on the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic and weather related factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

•	worldwide demand for oil and gas;
•	the ability of the Organization of Petroleum Exporting Countries, commonly called “OPEC,” to set and maintain production levels and pricing;

•	the level of production in non-OPEC countries;
•	the policies of the various governments regarding exploration and development of their oil and gas reserves;
•	advances in exploration and development technology;
•	the political environment surrounding the production of oil and gas;
•	level of consumer product demand; and
•	the price and availability of alternative fuels.

Our business involves numerous operating hazards.

Our operations are subject to certain hazards inherent in drilling for oil or natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, or fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by other oil and gas companies.

Although we maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

Substantially all of our producing properties are located in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

Our operations are focused on the Rocky Mountain region, which means our producing properties are geographically concentrated in that area.  As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of natural gas produced from the wells in these basins.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources.  Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis.  These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices.  Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position.  Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.  In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Generally accepted accounting principles require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of the prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have material adverse effect on our results of operations in the periods taken.

Governmental laws and regulations may add to our costs or limit our drilling activity.

Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and natural gas exploration industry and, accordingly, is affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity.  Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including assessment of natural resource damage.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this Form S-8 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,”“will,”“expect,”“anticipate,”“believe,”“estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Risks Relating To Our Common Stock

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities.  The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition.  In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.  Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated quarterly variations in our operating results;
•	changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;
•	announcements relating to our business or the business of our competitors;
•	conditions generally affecting the oil and natural gas industry;
•	the success of our operating strategy; and
•	the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock.  If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the public offering price.  We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future.  In addition, the stock markets in general can experience considerable price and volume fluctuations.

Our directors and executive officers beneficially own approximately 21.36% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; stockholders may be unable to exercise control.

As of October 20, 2005, our executive officers, directors and affiliated persons beneficially own approximately 21.36% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent the amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Existing stockholders may experience dilution from the sale of our common stock pursuant to this prospectus

The sale of our common stock pursuant to this prospectus may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from sales of common stock by any of the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the reoffer and resale of shares of common stock by participants in the 2003 Employee Stock Compensation Plan (the “Plan”) of Teton Energy Corporation (the “Company”). The participants are directors, officers, or employees (or former officers or employees or their transferees by descent or distribution) of the Company who received stock options or other awards under the Plan. The shares that may be sold were acquired or will be acquired pursuant to the exercise of stock options or other awards granted under the Plan.

Our current directors and officers who are also selling stockholders (the “Selling Affiliates”) have entered into lock-up agreements with the Company. The lockup agreement restricts the Selling Affiliates from selling any securities owned by them for a period of six months from the effective date of the lockup agreement (the “Initial Lock-up Period”), which is October 31, 2005. Subsequent to the Initial Lock-up Period, the Selling Affiliates may only sell 25% of their remaining holdings during each six-month period thereafter. These restrictions are in effect until the earlier of 24 months from the end of the Initial Lock-up Period, the date a Selling Affiliate ceases to be in the employ of and/or on the board of the Company, or upon the consummation of a transaction that results in a change in control. The lock-up agreements cover securities beneficially owned by the Selling Affiliates as of the date of this prospectus as well as any securities received thereafter during the term of the agreements.

The selling stockholders may from time to time resell all or a portion of the shares of common stock they receive under the Plan pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus.

The following table sets forth information as of October 20, 2005 with respect to the beneficial ownership of our common stock by each selling stockholder whose identity is known as of the date of this prospectus and the number of shares of our common stock held by such selling stockholder as of the date of this prospectus that are covered by this prospectus. The address for each current executive officer, director and employee listed below is c/o Teton Energy Corporation, 410 17th Street, Suite 1850, Denver, Colorado 80202.

Name of Selling Stockholder	Position with Teton	Number of Shares Beneficially Owned(1)		Number of Shares Covered by This Reoffer Prospectus(2)		Number of Shares to be Beneficially Owned if All Shares Offered Hereby Are Sold	Percent of Class Owned if All Shares Offered Hereby Are Sold(3)

Karl F. Arleth	President & CEO	891,745	(4)	710,338		181,407	1.63%
James J. Woodcock	Chairman & Director	607,539	(4)	410,148		197,391	1.77%
John T. Connor, Jr.(5)	Director	540,385	(4)	175,000		365,385	3.28%
Thomas F. Conroy	Director	160,614	(4)	103,658		56,956	*
H. Howard Cooper(6)	Former Director/Chairman	1,607,481	(4)	1,003,289		604,192	5.42%
Igor Effimoff(7)	Former Chief Operating Officer	412,203	(4)	373,303		38,900	*
John Mahar(8)	Former Chief Financial Officer	54,598	(4)	54,598		0	*
Gillian Kane	Employee	702		15,000	(9)	702	*
Judy Donato	Employee	0		10,000	(9)	0	*
Barbara Locke	Employee	600		10,000	(9)	600	*
Laurie Otero	Employee	0		10,000	(9)	0	*

*	Denotes less than 1.0%.

(1)
Beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our common stock.  A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days from the date of this reoffer prospectus.

(2)	Includes all options to purchase shares of our common stock under the Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3)	Based on 11,145,130 shares of common stock outstanding as of October 20, 2005.

(4)
Includes shares of common stock that may be purchased upon exercise of currently exercisable options, as follows: Mr. Arleth, 710,338 shares; Mr. Woodcock, 410,148 shares; Mr. Connor, 175,000 shares; Mr. Conroy, 103,658 shares; Mr. Cooper, 1,003,289 shares; Mr. Effimoff, 373,303 shares; and Mr. Mahar, 54,598 shares.

(5)	166,667 shares beneficially owned by Mr. Connor through the Third Millennium Fund, of which Mr. Connor is the portfolio manager, are not included in the lock-up agreement.

(6)	Mr. Cooper’s address is 2135 Burgess Creek Road, Suite 7, Steamboat Springs CO 80487.

(7)	Mr. Effimoff’s address is 13134 Hermitage Lane, Houston, TX 77079.

(8)	Mr. Mahar’s address is 7 West 73rd Street, New York, New York 10023.

(9)	These options are not currently exercisable or vested, as applicable, within 60 days of the date of this reoffer prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

-	through the American Stock Exchange or any other securities exchange that quotes the common stock
-	in the over-the-counter market
-	in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions)
-	in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales
-	by pledge to secure debts and other obligations or on foreclosure of a pledge
-	in a combination of any of the above transactions

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

The selling stockholders may use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus.

We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

The selling stockholders and any agent, broker, or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933, and any commissions or other consideration received by any agent, broker, or dealer may be considered underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

Instead of selling common stock under this prospectus, the selling stockholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available.

LEGAL MATTERS

Gersten Savage LLP, New York, New York will pass upon the validity of the common stock offered hereby. Certain partners of Gersten Savage LLP have ownership interests, totaling approximately 1% in us.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A as of and for the year ended December 31, 2004 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-31170), are incorporated herein by reference: (i) Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the SEC on May 20, 2005; (ii) Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the SEC on May 9, 2005; (iii) Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 31, 2005; (iv) Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, and Form 10-Q for the quarter ended June 30, 2005; (v) Current Reports on Form 8-K or Form 8-K/A filed with the SEC on April 19, 2005, May 6, 2005, June 3, 2005, June 8, 2005, July 5, 2005, July 27, 2005, September 27, 2005 and October 7, 2005; (iv) description of our common stock set forth in our registration statement on Form S-8 (Registration No.: 333-112229, and any subsequent amendment or report filed for the purpose of updating this description; and (v) the description of the Company's Common Stock set forth in the Company's registration statement on Form 8A, filed with the Commission on June 8, 2005 (File No. 001-31679), and any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts.

Certain partners of Gersten Savage LLP have ownership interests, totaling approximately 1% in us.

Item 6. Indemnification of Directors and Officers.

The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is therefore unenforceable.

Indemnification Agreements

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

No.	Item	Method of Filing

4.1	2003 Employee Stock Compensation Plan	Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K filed with the Commission on March 31, 2005.

5.1	Opinion of Gersten Savage LLP	Filed herewith electronically.

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC	Filed herewith electronically.

23.2	Consent of Gersten Savage LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on page 18 herein.

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include, any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing previsions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on October 21, 2005.

TETON ENERGY CORPORATION

By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Karl F. Arleth as such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 21, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ James J. Woodcock	Chairman of the Board of Directors
James J. Woodcock

/s/ Karl F. Arleth	President and Chief Executive Officer (Principal Executive Officer) and Director
Karl F. Arleth

/s/ Patrick A. Quinn	Chief Financial Officer (Principal Financial and Accounting Officer)
Patrick A. Quinn

/s/ John T. Connor, Jr.	Director
John T. Connor, Jr.

/s/ Thomas F. Conroy	Director
Thomas F. Conroy

/s/ William K. White	Director
William K. White

INDEX TO EXHIBITS

No.	Item	Method of Filing

4.1	2003 Employee Stock Compensation Plan	Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K filed with the Commission on March 31, 2005.

5.1	Opinion of Gersten Savage LLP	Filed herewith electronically.

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC	Filed herewith electronically.

23.2	Consent of Gersten Savage LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Included on page 18 herein.